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                                                                   EXHIBIT 23.32

                                CONSENT OF EXPERT

                  Reference is made to the Registration Statement on Form 40-F (the "Registration Statement") of Ivanhoe Mines Ltd. (the "Company") to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

                  I hereby consent to (i) the use of and reference to my name and my reports, and the inclusion of information derived from my reports under the headings "Item 4 - Narrative Description of Business - Qualified Persons" and "Item 4 - Narrative Description of Business - Oyu Tolgoi Gold and Copper Project, Mongolia" in the Company's Annual Information Form for the year ended December 31, 2002, dated May 20, 2003; and (ii) the use of and reference to my name and my reports, and the inclusion of information derived from my reports, in the sections entitled "Summary of Material Change" and "Full Description of Material Change" in the Company's Material Change Report dated March 21, 2002;
(iii) the use of and reference to my name and my reports, and the inclusion of information derived from my reports, in the section entitled "Full Description of Material Change" in the Company's Material Change Report dated July 31, 2003; and (iv) the use of and reference to my name and my reports, and the inclusion of information derived from my reports, in the section entitled "Full Description of Material Change" in the Company's Material Change Report dated August 18, 2003, each as incorporated by reference into the Registration Statement.

Sincerely,

___________________________
Name: Dr. Harry Parker
Title: Ch. P. Geol.

Date: November 17, 2003